UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2015

RETAIL PROPERTIES OF AMERICA, INC.

(Exact Name of Registrant As Specified in Charter)

Maryland	001-35481	42-1579325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 Spring Road, Suite 200, Oak Brook, Illinois 60523

(Address of Principal Executive Offices) (Zip Code)

(630) 634-4200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retail Properties of America, Inc. (the “Company”) has entered into a separation agreement, dated as of May 7, 2015, with Angela M. Aman. In accordance with this agreement, Ms. Aman departed as the Company’s Executive Vice President, Chief Financial Officer and Treasurer on May 7, 2015. The Company has retained Korn Ferry and is in the midst of a search process for a new Chief Financial Officer, and Steven P. Grimes, the Company’s President and Chief Executive Officer, has assumed the responsibilities of the principal financial officer of the Company on an interim basis pending the completion of this search process, and Julie M. Swinehart will remain principal accounting officer of the Company. Mr. Grimes previously served as the Chief Financial Officer of the Company and, prior to the Company’s internalization, its external advisor from February 2004 through December 2011.

“Angela has played an important role in the success of the Company over the last four years, and we wish her well in her future endeavors,” commented Steven P. Grimes, the Company’s President and Chief Executive Officer.

Pursuant to the separation agreement entered into by the Company and consistent with the terms of the Company’s pre-existing retention agreement with Ms. Aman, Ms. Aman will be entitled to receive a cash payment of $1.75 million from the Company, acceleration of vesting with respect to all of her outstanding unvested shares of restricted stock of the Company and continuation of healthcare benefits for up to 18 months from the end of her employment in connection with her departure from the Company. The Company expects to recognize the expense associated with this payment and other benefits during the second quarter of 2015. Ms. Aman’s departure did not result from any disagreement regarding the Company’s financial reporting or accounting policies, procedures, estimates or judgments, any deficiency in the Company’s internal controls or any error in the Company’s reported financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL PROPERTIES OF AMERICA, INC.

Date: May 13, 2015	By:	/s/ Dennis K. Holland
Dennis K. Holland
Executive Vice President, General Counsel and Secretary